Exhibit 10.1

SETTLEMENT AND EXCHANGE AGREEMENT

This Settlement and Exchange Agreement (the "Agreement"), dated this 13th day of of February, 2015, is entered into by & between Nathan Yoder ("Yoder") and Joel Natario ("Natario"). Joel Notario is currently the President and sole director of Mining Global, Inc. ("MNGG"), a Nevada corporation. (Yoder and Natario, acting as sole Director of MNGG, may be collectively referred to herein as the “Parties”)

First Recitals

WHEREAS, Natario hereby affirms that Yoder has a disputed lien against the control block of shares of MNGG (formerly "Yaterra Ventures Corp" or YTRV") in the amount of $100,000.00, pursuant to the terms and conditions found within that certain Secured Promissory Note dated February 23, 2012, and an Addendum to Promissory Note dated July 12, 2012 (together the "First MNGG Notes"); and

WHEREAS, MNGG is the current, sole, and rightful owner of a majority voting position (the "Controlling Shares") in and of PureSpectrum, Inc., a Nevada corporation ("PSRU"), free of liens and encumbrances, and as such has the requisite rights and privileges to pledge and render as payment the Controlling Shares in this entity as it may desire; and

WHEREAS, MNGG has proffered to exchange the Controlling Shares in PSRU and appoint a designee of Yoder as a director of the corporation, as full payment against the lien on the control block of MNGG; and

WHEREAS, Yoder has considered this offer of exchange for settlement of the First MNGG Notes and finds it acceptable as due payment against all outstanding principal and interest associated with the First MNGG Notes; and

WHEREAS, the Parties wish here to set forth and memorialize the agreed-upon terms;

Second Recitals

WHEREAS, Natario hereby affirms that MNGG was originally indebted to Yoder, separately, uniquely, and independent of any other indebtedness, in the principal amount of $30,000.00, pursuant to the terms and conditions found within that certain Convertible Promissory Note issued July 6, 2012 by YTRV (the "Second MNGG Note"); and

WHEREAS, the Parties hereby affirm that, as of the date of this Agreement, MNGG has repaid a total of $10,000.00 of the principal due to Yoder under the Second MNGG Note; and

WHEREAS, the Parties have and agree to forgo all past & present accrued interest associated with the Second MNGG Note, and as such, hereby agree that the total and current outstanding indebtedness pursuant to the Second MNGG Note is $20,000.00; and

WHEREAS, the Parties have negotiated to modify the general terms found within the Second MNGG Note, and wish to memorialize the agreed-upon terms for resolution and settlement of the outstanding indebtedness; SO,

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

Agreement

1)	Exchange for PSRU Controlling Shares

Upon execution of this Agreement, MNGG shall take all necessary steps to fully transfer the Controlling Shares of PSRU to Nathan Yoder or a designee of Yoder's choosing. In addition, Yoder or his designee shall be appointed as the sole director of PSRU. Upon full receipt and confirmation of full legal transfer of the Controlling Shares in PSRU, the lien owed to Yoder as evidenced by the First MNGG Notes shall be considered fully paid and satisfied by Natario, and Yoder shall have no further claim to said lien.

1

2)	Terms of Repayment for Remaining Indebtedness under the Second MNGG Note

(i)	By or on a date no later than May 1st, 2015, MNGG shall cause Yoder to be paid $20,000.00, via wire transfer.

(ii)	If the above terms found in 2) (i) are not satisfied, the terms found within the attached "Transfer Activity Addendum," which is to be included with every copy of this Agreement and considered an integral part of this Agreement, will come into effect; namely, that all Transfer Agent services, particularly including, but not limited to, the issuance of any new shares for any purpose, or the transfer of issued shares for any purpose, of any class of MNGG stock will be immediately barred.

(iii)	The aforementioned Transfer Activity Addendum shall be executed by both the Parties to this Agreement, and by an authorized signatory of MNGG's Transfer Agent, currently Pacific Stock Transfer Co., Inc.

(iv)	This Agreement shall be considered fully null, void, and powerless to bind the Parties hereto if not executed in conjunction with the Transfer Activity Addendum.

(v)	If MNGG has not made full payment of $20,000.00 to Yoder, by 12:00 PM Eastern Standard Time on June 1, 2015, the Parties hereby agree that a penalty of $10,000.00 shall be added to the outstanding principle owed Yoder pursuant to the Second MNGG Note, and the outstanding principle of $30,000.00 shall begin to accrue interest at a rate of 8% per annum.

(vi)	Until such a time after 12:00 PM Eastern Standard Time on June 1, 2015 where MNGG has made full payment to Yoder of all outstanding principal and accrued interest pursuant to the terms found herein, the covenants of the Transfer Activity Addendum, to be described further therein, shall remain in effect.

3)	Authorizations. Each of the Parties hereto represent and warrant that each has the proper authorization and power to enter into this agreement and effect the actions required therein, including, but not limited to, necessary board resolutions or other approvals, as required.

/s/ Joel Natario	/s/ Nathan Yoder
Joel Natario	Nathan Yoder
President & Sole Director for Mining Global, Inc.

2

Transfer Activity Addendum

Pacific Stock Transfer Company, as Transfer Agent for Mining Global Inc., acknowledges and agrees to abide by Section 2 of the attached Settlement and Exchange Agreement. Joel Natario must show a wire in the respective amount specified in order for the Transfer Agent services to then be unbarred in the case of default on the timing of the aforementioned wire.

Signed,

x /s/ Joel Natario

Joel Natario

x

Pacific Stock Transfer Company

3

1st Amendment

This Amendment (the "1st Amendment"), dated this 12th of March, 2015, amends that certain Settlement and Exchange Agreement (the "Agreement") entered into by & between Nathan Yoder ("Yoder") and Joel Natario ("Natario") on February 13th, 2015.

WHEREAS, the Agreement made reference to a particular "Transfer Activity Addendum," to be signed between the Parties and the Transfer Agent for MNGG;

WHEREAS, the Parties wish to render annul and void certain clauses and conditions in the Agreement, specifically related to the Transfer Activity Addendum, among others, and to add certain new clauses;

SO, NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1)                         Voided Sections

Sections 2)(ii), 2)( iii), 2)(iv), and 2)(vi) as well as the "Transfer Activity Addendum" shall be voided in their entirety. The Parties herewith agree that as none of the conditions referenced in these sections have been engaged prior to the execution of this 1st Amendment, there exist no causes of action which could be derived from the enforcement of the conditions found therein.

2)                         Added Sections

2) (vii) Until such a time after 12:00 PM Eastern Standard Time on June 1, 2015, where MNGG has made full payment to Yoder of all outstanding principal and accrued interest pursuant to the terms found herein, MNGG shall be required to issue to Yoder, or a designee of Yoder's choosing, 100 shares of stock for each 1 share of stock which it issues to any party other than Yoder, for any reason. Said condition shall apply to shares of common stock, preferred stock, and any other form of security which MNGG may issue.

2)(viii) The Agreement, in its entirety, including this executed 1st Amendment, shall be posted to the OTCMarkets.com website, on. MNGG's "Filings and Disclosures" pages, immediately upon execution of this 1st Amendment. Said postings shall be classified using the OTCMarkets internal titling system as "Supplemental Information' postings. Within the custom titling field, where OTCMarkets users may title their posting as they choose, said postings shall be titled "Settlement Agreement Between MNGG and Nathan Yoder."

3) Authorizations. Each of the Parties hereto represent and warrant that each has the proper authorization and power to enter into this agreement and effect the actions required therein, including, but not limited to, necessary board resolutions or other approvals, as required

/s/ Joel Natario	/s/ Nathan Yoder
Joel Natario	Nathan Yoder
President & Sole Director for Mining Global, Inc.

4